EXHIBIT 23

Consent of Independent Registered Certified Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-160743) pertaining to the Walter Investment Management Corp. 1999 Equity Incentive Plan (As Amended) and the Walter Investment Management Corp. 2009 Long-Term Incentive Award Plan,

(2)	Registration Statement (Form S-8 No. 333-192033) pertaining to the Walter Investment Management Corp. 2011 Omnibus Incentive Plan,

(3)	Registration Statement (Form S-3 No. 333-201054) of Walter Investment Management Corp., including the related Prospectus, and

(4)	Registration Statement (Form S-8 No. 333-213112) pertaining to the Walter Investment Management Corp. 2011 Omnibus Incentive Plan (Amended and Restated June 9, 2016);

of our reports dated March 14, 2017, (except for Note 2 and Note 3, as to which the date is August 9, 2017), with respect to the consolidated financial statements and schedule of Walter Investment Management Corp. and subsidiaries, and our report dated March 14, 2017 (except for the effect of the material weakness described in the fifth paragraph, as to which the date is August 9, 2017), with respect to the effectiveness of internal control over financial reporting of Walter Investment Management Corp. and subsidiaries, included in this Annual Report (Form 10-K/A) of Walter Investment Management Corp. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Tampa, Florida
August 9, 2017